Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), dated as of December 1, 2025 (the “Effective Date”) is between NextPlat Corp., a Nevada corporation, and its wholly owned subsidiaries (collectively, the “Company”), and BARRETO GROUP, INC., a Florida corporation, (“Consultant”).

R E C I T A L S:

A.	Company desires to engage the Consultant to consult the Company for business development purposes and Consultant desires to be engaged by Company.

B.

Company and Consultant agree to enter into a Consulting Agreement providing for the initial term set forth in Section 2 below, with one-year renewals thereafter on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1.    Term. The Agreement shall commence on the Effective Date and continue through the third anniversary thereof (the “Initial Term”). This Agreement is automatically renewable for successive terms of twelve (12) months (each a “Renewal Term”). For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Consulting Period.” This Agreement will automatically renew unless either the Company or the Consultant provides the other party with written notice of non-renewal at least sixty (60) days before the end of the expiration of the then current term.

2.    Duties. Consultant shall consult the company on matters of business development, which may include new contracts for the sale of goods or services of the Company, and strategic transactions with other parties such as mergers, acquisitions, and licensing agreements Consultant shall have such duties and responsibilities as are normally associated with the foregoing position and such additional duties and responsibilities as he may be reasonably assigned from time to time by the Chief Executive Officer and/or Board of Directors. The Consultant agrees to serve the Company faithfully and to the best of his ability and shall devote his time, attention, and energies to the business of the Company during customary business hours. The Consultant agrees to carry out his duties in a competent and professional manner and to at all times promote the best interests of the Company. Nothing contained herein shall be construed as preventing the Consultant from working and/or investing in any other business or entity which is not in competition with the business of the Company. Nothing contained herein shall be construed as preventing the Consultant from (1) engaging in personal business affairs and other personal matters, (2) serving on civic or charitable boards or committees, or (3) serving on the board of directors of companies that do not compete directly or indirectly with the Company, provided however, that none of such activities materially interferes with the performance of his duties under this Agreement.

3.    Compensation.

Consultant will be paid as an “Advisor” for business development or strategic transactions which come as a result of one or more introductions by Consultant. For purposes of this agreement, “Introduction” means any party introduced to the Company by Consultant during the Consulting Period, and with whom discussions concerning the Company took place. In consideration of the services to be rendered by the Consultant hereunder, the Company agrees to pay the Consultant, and the Consultant agrees to accept, an annual Consulting Fee of Fifty-Two Thousand Dollars ($52,000) per year, without any reduction for federal, state or local tax deductions (the “Consulting Fee”). The Consulting Fee shall be payable in monthly installments, in arrears, each in the amount of $4,333.33.

4.    Business Expenses.

Consultant is authorized to incur, and the Company shall pay and reimburse Consultant, for all reasonable and necessary business expenses incurred in the performance of his duties hereunder, in accordance with guidelines adopted by the Board of Directors. The Company will pay and reimburse Consultant for all such reasonable expenses upon the presentation by Consultant, from time to time, of an itemized account of such reasonable expenditures and proper documentation thereof as evidence that such expenses have been incurred. The determination of what is fair and reasonable shall be made by the Board of Directors or their delegate.

5.         Termination. In the event of the disability or death of Rodney Barreto, this Agreement shall immediately and automatically terminate. The Company shall have no further obligation or duty to the Consultant. The term “disabled” is defined as any condition of either a physical or psychological nature that, even with reasonable accommodation, renders the Consultant unable to perform the essential functions of the services contemplated hereunder for a period of one hundred eighty (180) days during any twelve (12) month period during the Employment Period. Consultant acknowledges that any period of disability beyond one hundred eighty (180) days would place an undue burden and hardship on the Company. Any such termination under this paragraph shall become effective upon mailing or hand delivery of such notice to the Consultant. The Company shall have no further obligation or duty to the Consultant following termination under this Paragraph, other than to pay Consultant all Consulting Fees earned through the date of termination or as otherwise required by applicable law.

6. Non-Solicitation.

(a)          Solicitation of Consultants. During the term of this Agreement and for a period of 12 months after termination of such Agreement at any time and for any reason, Consultant shall not solicit, participate in, or promote the solicitation of any person who was employed by the Company at the time of termination of this Agreement to leave the employ of the Company or, on behalf of itself or any other person or entity, hire, employ, or engage any such person. Consultant further agrees that, during such time, if an employee of the Company contacts Consultant about prospective employment, Consultant will inform such employee that it cannot discuss the matter further without the consent of the Company.

(b)         Solicitation of Clients, Customers, Etc. During the term of this Agreement and for a period of 12 months after termination of this Agreement (at any time and for any reason), Consultant shall not, directly or indirectly, solicit any person who during any portion of the term of this Agreement or at the time of termination of this Agreement, was a client, customer, policyholder, vendor, consultant, or agent of the Company to discontinue business, in whole or in part, with the Company. Consultant further agrees that, during such time, if such a client, customer, policyholder, vendor, or consultant, or agent contacts Consultant about discontinuing business with the Company or moving that business elsewhere, Consultant will inform such client, customer, policyholder, vendor, consultant, or agent that he or he cannot discuss the matter further without the consent of the Company.

7.         Reserved.

8. Indemnification

(a)

Indemnification of Consultant. The Company shall, to the maximum extent permitted by law, indemnify and hold Consultant harmless for any acts or decisions made in good faith while performing services for the Company. To the same extent, the Company will pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court-approved settlements, actually and necessarily incurred by Consultant in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Consultant by reason of his service as an agent of the Company.

(b)

Indemnification of Company. Consultant shall indemnify and hold the Company harmless for any acts or decisions made by Consultant which constitute criminal acts or intentional misconduct. Consultant shall pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court-approved settlements, actually and necessarily incurred by the Company in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against the Company by reason of the criminal acts or intentional misconduct of Consultant.

9.         Confidentiality.

(a)         Proprietary Information. Consultant understands and acknowledges that, during the term of this Agreement, Consultant shall create and has created, as well as shall be granted and has been granted access to, certain valuable information relating to the business of the Company that provides the Company with a competitive advantage (or that which could be used to the disadvantage of the Company by a competitor), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as “Proprietary Information”) including, but not limited to: Intellectual Property, developments, the Company’s products, applications, methods, trade secrets and other intellectual property, the research, development, procedures, manuals, confidential reports, technical information, financial information, business plans, prospects of opportunities, purchasing, operating and other cost data, Consultant information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that Consultant can demonstrate is generally available to the public (other than as a result of a disclosure by Consultant).

(b)         Duty of Confidentiality. Consultant agrees at all times, both during and after the term of this Agreement, (i) to hold all Proprietary Information in a confidential manner for the benefit of the Company, to reasonably safeguard all such Proprietary Information; and (ii) to adhere to any non-disclosure, confidentiality or other similar agreements to which Consultant or the Company is or becomes a party or subject thereto. Consultant also agrees that it shall not, directly or indirectly, disclose any such Proprietary Information to, or use such Proprietary Information for the benefit of, any third person or entity outside the Company, except to persons identified in writing by the Company. Consultant further agrees that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets.

10.         Non-Disparagement. The Consultant agrees that at no time during the term of this Agreement or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its respective directors, officers or Consultants. Additionally, the Company agrees that its Board of Director and executives will not disparage the Consultant so long as the Consultant separates from the Company in good standing and abides by all terms of this agreement and signed non-disclosure and non-compete agreements.

11.         Successors; Binding Agreement. Neither this Agreement nor any right or interest hereunder shall be assignable by the Consultant, nor shall it be subject to attachment, execution, pledge or hypothecation, but this Agreement if Consultant shall die shall inure to the benefit of and be enforceable by the Consultant’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Consultant dies during the term of this Agreement before a notice of termination is sent by either party, no amounts shall be paid to Consultant’s devisee, legatee, or other designee or, if there is no such designee, to Consultant’s estate other than the amounts owed under Section 3. If Consultant dies after a notice of termination has been submitted, by either party, the Agreement shall terminate according to the notice of termination and the relevant sections of this Agreement pertaining to such a termination rather than as a termination under this Section.

12.         Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant, and such officer as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that is not set forth in this Agreement. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law.

13.         Severance and Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.         Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement between the parties, and may not be changed or terminated orally. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party to be bound; provided, however, that the Consultant’s compensation and benefits may be changed at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

16.         Negotiated Agreement. This Agreement has been negotiated and shall not be construed against the party responsible for drafting all or parts of this Agreement.

17.         Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or received by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Consultant at the Consultant’s business address set forth in the Company’s records and to the Company at the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

18.         Governing Law and Resolution of Disputes. All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of Florida with venue for any such action or proceeding lying in Miami-Dade County, Florida, which shall serve as the exclusive venue therefor to the exclusion of all others.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NEXTPLAT CORP, a Nevada

corporation

By:	/s/ David Phipps	Dated:	December 5, 2025
David Phipps
Chief Executive Officer

CONSULTANT:

BARRETO GROUP, INC., a Florida

corporation

By:	/s/ Rodney Barreto	Dated:	December 1, 2025
Rodney Barreto
President